Exhibit 99.1

Corsair Gaming to Host Virtual Investor Day Today; Announces Fourth Quarter and Full-Year 2021 Earnings Date

Company sets revenue target of $3.5 billion for 2026

FREMONT, CA, January 20, 2022 – Corsair Gaming, Inc. (NASDAQ:CRSR) (“Corsair”), a leading global provider and innovator of high-performance gear for gamers and content creators, announced that it is hosting its 2022 Virtual Investor Day today, January 20, 2022, between 7:00 a.m. and 9:30 a.m. Pacific Time. Corsair also announced that it will release its fourth quarter and full-year 2021 earnings on February 8, 2022.

During the Virtual Investor Day today, Corsair will provide an overview of its strategy, growth opportunities and long-term financial targets. Interested parties will be able to join the event live via the Zoom link published on the Corsair Investor Relations website. Participants are invited to visit the site at least 15 minutes prior to the presentation to download any required streaming media software. Presentation materials and an archived recording of the event will be available via Corsair’s Investor Relations website. Following completion of the event, a recorded replay of the webcast will be available on the Investor Relations website.

Virtual Investor Day Speaker Details

•	Corsair’s Investor Day speakers will include:
o	Andy Paul, Chief Executive Officer
o	Geoff Lyon, SVP & GM of PC Components
o	Adrian Bedggood, VP of Marketing
o	Michael G Potter, Chief Financial Officer

Highlights

•	Discusses significant white space market opportunity in gaming hardware
•	In depth look at Corsair’s Components business
•	Elgato solutions driving the streaming and content creation market

Preliminary Unaudited 2021 Results

Preliminary unaudited net revenue for 2021 is expected to be approximately $1.9 billion, at the higher end of its previous guidance range of $1.825 billion to $1.925 billion. Other financial metrics will be discussed during Corsair’s quarterly earnings call.

Financial Outlook

Corsair is introducing revenue guidance for the full year 2022 as indicated below:

•	Net revenue to be in the range of $1.9 billion to $2.1 billion.

The Company is also introducing an estimated $3.5 billion net revenue target by fiscal 2026.

The foregoing forward-looking statements reflect our expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. We do not intend to update our financial outlook until our next quarterly results announcement.

Virtual Investor Day Webcast Information

Corsair’s Virtual Investor Day is scheduled for today, January 20, 2022, between 7:00 a.m. and 9:30 a.m. Pacific Time. Interested parties will be able to join the event live via the Zoom link published on the Corsair Investor Relations website. Participants are invited to visit the site at least 15 minutes prior to the presentation to download any required streaming media software. Presentation materials and an archived recording of the event will be available via Corsair’s Investor Relations website. Following completion of the event, a recorded replay of the webcast will be available on the Investor Relations website.

Fourth Quarter and Full-Year 2021 Earnings

Corsair will release fourth quarter and full-year 2021 earnings after the market closes on February 8, 2022. A conference call to discuss its results will follow at 2:00 p.m. Pacific Time that same day.

Those wishing to participate via the webcast should access the call through Corsair’s Investor Relations website at https://ir.corsair.com. Those wishing to participate via telephone may dial in at 1-877-407-0784 (USA) or 1-201-689-8560 (International). The conference call replay will be available via webcast through Corsair's Investor Relations website. The telephone replay will be available from 5:00 p.m. Pacific Time on February 8, 2022, through February 15, 2022 by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 13726356.

About Corsair Gaming, Inc.

Corsair is a leading global developer and manufacturer of high-performance gear and technology for gamers, content creators, and PC enthusiasts. From award-winning PC components and peripherals to premium streaming equipment, smart ambient lighting and esports coaching services, Corsair delivers a full ecosystem of products that work together to enable everyone, from casual gamers to committed professionals, to perform at their very best.

Corsair also sells gear under its Elgato brand, which provides premium studio equipment and accessories for content creators, SCUF Gaming brand, which builds custom-designed controllers for competitive gamers, ORIGIN PC brand, a builder of custom gaming and workstation desktop PCs and laptops and Gamer Sensei brand, an esports coaching platform.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities

Litigation Reform Act of 1995, including, but not limited to, Corsair’s estimated 2022 net revenue and its estimated net revenue target for 2026. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the impact the COVID-19 pandemic, including the potential end of the pandemic and the cessation of pandemic-related restrictions, will have on demand for our products as well as its impact on our operations and the operations of our manufacturers, retailers and other partners, and its impact on the economy overall, including capital markets; our ability to build and maintain the strength of our brand among gaming and streaming enthusiasts and our ability to continuously develop and successfully market new gear and improvements to existing gear; the introduction and success of new third-party high-performance computer hardware, particularly graphics processing units and central processing units as well as sophisticated new video games; fluctuations in operating results; the risk that we are not able to compete with competitors and/or that the gaming industry, including streaming and esports, does not grow as expected or declines; the loss or inability to attract and retain key management; delays or disruptions at our or third-parties’ manufacturing and distribution facilities; currency exchange rate fluctuations or international trade disputes resulting in our gear becoming relatively more expensive to our overseas customers or resulting in an increase in our manufacturing costs; the impact of the coronavirus on our business; general economic conditions that adversely effect, among other things, the financial markets and consumer confidence and spending; and the other factors described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the Securities and Exchange Commission (SEC) and our subsequent filings with the SEC. Copies of each filing may be obtained from us or the SEC. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances. Our preliminary unaudited results for the year ended December 31, 2021 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Ronald van Veen

ir@corsair.com

510-578-1407

Media Contact:

Adrian Bedggood

adrian.bedggood@corsair.com

510-657-8747

+44-7989-258827